Exhibit 10.2

Private and Confidential

SENT VIA EMAIL

September 18, 2019

Ben Landen

Dear Ben:

On behalf of Cyngn Inc. (“Company”) and its management team, I am delighted to offer you the position of Senior Director of Business and Corporate Development. This offer is conditioned on your acknowledging and signing this offer letter. It is also conditioned on your signing certain agreements and the (CIIA) Confidential Information and Invention Assignment Agreement.

This letter embodies the terms of our offer to you:

1.	Position: Senior Director of Business and Corporate Development

2.	Reporting Relationship: Bruce MacLean, Chief Business Officer

3.	Location: It is required that you work in our corporate office at: 1015 O’Brien Drive, Menlo Park, CA 94025.

4.	Start Date: September 23, 2019

Expiration of Offer: This offer, if not accepted and returned to the Company, will automatically expire at 11.59pm PT on 10/02/2019.

5.	Salary: Your cash compensation during the first year of employment will be $220,000 per annum, less payroll deductions and all required withholdings, payable in bi-weekly installments (or such other regular payroll period of the Company) in accordance with the Company’s standard payroll practices for salaried employees

6.	Equity: We will recommend to the Board of Directors that you be granted an option to purchase One Hundred Fifty Thousand (150,000) shares of the Company’s common stock at an exercise price to be determined by the Board of Directors, which is generally the fair market value of such shares. Your option will vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of your employment start date and with the balance vesting equally after each additional one-month period of continuous service completed over the following 36 months, subject to and in accordance with the terms of the Company’s 2013 Stock Incentive Plan (the “Plan”). The fair market value per share of the Company's common stock is determined by the Company's Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this valuation. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company's common stock.

7.	Vacation: The company has a flexible vacation policy. All vacation must be approved by your manager. Please see the vacation policy for further information.

Cyngn Inc.

8.	Benefits: You are eligible to participate in benefits consistent with the Company’s policies, including medical, dental, vision and 401(k)

9.	Period of Employment: Your employment with the Company will be “at will,” meaning that either you or the Company can terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.	Other Employment: You will not work for or have any interest directly in any other company or business or undertake any activity which might interfere with the proper performance of your duties to the Company or be in conflict with the Company’s interests as determined by the Company in its sole discretion.

11.	Reference Checks: Your offer is contingent upon the satisfactory completion of reference checks. Upon accepting this offer, you are authorizing the Company to contact your references. We may request additional information from you to engage in a background check as well.

12.	Previous Employment: Your offer is also contingent upon your certification that there are no contractual conditions that will prevent you from performing the responsibilities of this offered position. Having left your former employer, it is expected that you did not take any of your former employer’s (a) files, (b) clients or customer files or lists, (c) vendor, contractor or consultant files or lists or (d) employee files. If you took any of these types of files from your former employer, then it is required that you to return them to your former employer immediately and before accepting this offer.

Furthermore, it is expected that when you left your former employer that you did not (x) initiate contact or solicit your former employer’s clients, or customers for the purpose of encouraging them to terminate their relationship with your former employer, (y) initiate contact or solicit your former employer’s vendors, contractors, or consultants for the purpose of encouraging them to terminate their relationship with your former employer and (z) initiate contact or solicit your former employer’s employees for the purpose of encouraging them to terminate their employment with your former employer.

We also expect that coming to work for the Company you will not violate any Employment Agreement, Confidentiality Agreement, Covenant Not to Compete Agreement, or other agreement between you and any of your former employers. By signing below, you confirm that you are not in violation of any agreement or contract with any former employer.

13.	Amendment and Governing Law: This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes will be governed by the law of the State of California, without giving effect to conflict of laws principles. Any action relating to this offer letter must be brought in the federal or state courts having jurisdiction and venue in or for the courts located in San Mateo County, State of California, and the parties irrevocably consent to the jurisdiction of such courts.

14.	Entire Agreement: This letter and the Exhibit (CIIA) attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Cyngn Inc.

Prior to signing below, you should consult with your own legal advisor concerning the matters set forth in this offer letter since it deals with important legal matters.

We hope that you find the foregoing terms acceptable. Please indicate your agreement with these terms and accept this offer by signing and dating both this letter and the enclosed Confidential Information and Invention Assignment Agreement and returning them to me.

Your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

Should you have any questions, please do not hesitate to contact us at 650.924.5905 or via email at emily@cyngn.com.

Sincerely,

Cyngn Inc.

/s/ Emily McNamara
Emily McNamara
Director of Operations

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with Cyngn Inc., and that there are no other terms express or implied.

By:	/s/ Ben Landen	Dated: 9/19/2019
Ben Landen